                                                                     EXHIBIT 4.3

                                    FORM OF
                             PRIVATE BUSINESS, INC.
                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT is made and entered into by and between Private Business, Inc., a Tennessee corporation (the "CORPORATION"), and _______ (the "OPTIONEE"), effective _____________________ (the "DATE OF GRANT").

         1. Recitals. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, have entered into this Agreement.

         2. Grant of Option. The Corporation hereby grants to Optionee the option (the "OPTION"), exercisable in whole or in part, to purchase _____________________ (________) shares of the
                  Corporation's Common Stock (the "STOCK") for an exercise price of ___________________ ($_____) per share, subject to the provisions of this Agreement.

         3. Non-qualified Option Plan. This Option is granted as a non-qualified stock option, and is not intended to qualify as an incentive stock option, as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended.

         4. Timing of Exercise. The Optionee may exercise this Option with respect to the shares above at any time after _______________, subject to termination provisions of this Agreement and the change of control provisions in Section 11 below.

         5. Termination of Option. This Option shall immediately cease on the sooner of (i) the expiration of ten (10) years from the Date of Grant with respect to any then unexercised portion hereof, or (ii) the termination of the Optionee's employment by the Corporation for any reason, provided that the Option shall be exercisable after such termination of employment only to the extent provided in Paragraph 8 below. If the Optionee is not an employee of the Corporation, but is an employee of a subsidiary or affiliate of the Corporation, references in this Agreement to employment with the Corporation shall be deemed to refer to employment with such subsidiary or affiliate of the Corporation. Transfers of employment among the Corporation and its subsidiaries and affiliates shall not be deemed to be termination of employment.

         6. Manner of Exercise. This Option shall be exercised by the Optionee (or other party entitled to exercise the Option under Paragraph 8 of this Agreement) by delivering written notice to the Corporation stating the number of shares




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                  of Stock to be purchased, the person or persons in whose name the shares are to be registered and each such person's address and social security number. Such notice shall not be effective unless the following conditions are satisfied.

                  (a) Payment in Full. The notice must be accompanied by the full purchase price for all shares so purchased. The purchase price shall be payable (i) in cash (payment in currency or by certified check, cashier's check or postal money order shall be considered payment in cash); or (ii) in the form of shares of Stock already owned by Optionee; or (iii) in the form of unexercised portions of vested Options which shall be valued at the difference between the current value of the Stock as determined by the Corporation's Board of Directors, and the Option price.

                  (b) Tax Withholding Requirements. The Corporation shall have the right to require the Optionee to remit to the Corporation an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any such shares.

                  (c) Execution of a Stock Redemption Agreement. The Corporation may require the Optionee to become a party to a Stock Redemption Agreement substantially in the form of the Stock Redemption Agreement attached hereto as Exhibit 1, or to other shareholder or buy-sell agreements (any such agreement being referred to herein as a "SHAREHOLDERS AGREEMENT") upon and as a condition to exercise of the Option.

                  (d) Execution of Investment Letter. The Corporation may, as a condition to exercise of this Option, require the Optionee to execute an agreement in form and substance satisfactory to the Corporation in which the Optionee or such other recipient of the shares represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.

         7. Nontransferability. Except as otherwise expressly provided herein, this Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and this Option is exercisable during Optionee's lifetime only by the Optionee. The terms of the Option shall be binding on the executors, administrators, heirs and successors of the Optionee.

         8.       Termination of Employment.

                  (a) Termination by Death. If the Optionee's employment by the Corporation terminates by reason of death, then notwithstanding the provisions of Paragraph 4 hereof, this Option shall immediately




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                           become one hundred percent (100%) vested and may
                           thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one year from the date of such death or until the expiration of the stated term of the Option, whichever period is the shorter.

                  (b) Termination by Reason of Disability. If the Optionee's employment by the Corporation terminates by reason of Disability (as determined by the Corporation's Board of Directors), then notwithstanding the provisions of Paragraph 4 hereof, this Option shall immediately become one hundred percent (100%) vested and may thereafter be exercised by the Optionee for a period of one year from the date of such termination of employment or until the expiration of the stated term of the Option, whichever period is the shorter; provided, however, that, if the Optionee dies within such one-year period, the Option shall thereafter be exercisable for a period of twelve months from the date of such death or until the expiration of the stated term of the Option, whichever period is shorter.

                  (c) Termination by Reason of Early or Normal Retirement. If the Optionee's employment by the Corporation terminates by reason of Normal or Early Retirement (defined below), this Option may thereafter be exercised to the extent the Option was exercisable at the time of such Retirement, for a period of one year from the date of such termination of employment or until the expiration of the stated term of the Option, whichever period is shorter; provided, however, that if the Optionee dies within such one-year period, the Option shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of the Option, whichever period is shorter. "EARLY RETIREMENT" means retirement, with the express consent of the Corporation at or before the time of such retirement, from active employment with the Corporation or any subsidiary or affiliate prior to age 65, in accordance with any applicable early retirement policy of the Corporation then in effect. "NORMAL RETIREMENT" means retirement from active employment with the Corporation or any subsidiary or affiliate on or after age 65.

                  (d) Other Termination; Violation of NonCompete. If the Optionee's employment by the Corporation is terminated for any reason other than death, Disability or Normal or Early Retirement, this Option shall thereupon terminate, except that this Option may be exercised by the Optionee, to the extent otherwise then exercisable, for a period of three months from the date of such termination of employment or the




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                           expiration of the Option's terms (whichever period is
                           the shorter) if such termination is other than for cause as determined by the Board of Directors of the Corporation. The violation of any applicable noncompetition or confidentiality agreements with the Corporation or any of its subsidiaries or affiliates shall be deemed to result in termination for cause for purposes of this Agreement and shall result in the immediate cancellation of any outstanding portion of this Option, whether or not the Optionee is employed by the Corporation at the time of such violation.

         9. Restrictive Agreement; Legend. The Optionee understands and acknowledges that the shares of Stock that may be purchased under this Option have not been registered under the Securities Act of 1933, as amended (the "ACT"), or any state securities law and may not be transferred except pursuant to an effective registration statement under the Act and any such state securities law or pursuant to an applicable exemption therefrom. Any stock certificate or certificates representing shares may bear a legend approved by the Board of Directors of the Corporation reflecting such restrictions on transfer and any other applicable restrictions on transfer, including any restrictions contained in any applicable Shareholders Agreement.

         10. Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the number of shares of Stock of the Corporation subject to this Option and the exercise price per share of such shares shall be appropriately adjusted by the Corporation as may be determined by the Board of Directors in its sole discretion.

         [11. Change of Control. Notwithstanding Section 4 above, this Option will be fully vested immediately prior to a Change of Control of the Company. A "Change in Control" shall be deemed to have occurred if (i) the Company shall enter into an agreement to be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation would be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (ii) the Company shall enter into an agreement to sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary, or (iii) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("EXCHANGE ACT")), shall acquire more than 60% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the




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                  provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.] [This paragraph may or may not be in the agreements based upon the decision of the board]

         12. No Rights Until Exercise. The Optionee shall have no rights hereunder as a shareholder with respect to any shares subject to this Option until the date of the issuance of a stock certificate to the Optionee for such shares upon due exercise of this Option.

         13. Amendment. The Board of Directors of the Corporation may amend the terms of this Option, but no such amendment shall impair the rights of the Optionee hereunder without the Optionee's consent.

         14. Binding Effect; Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, personal representatives and assigns; provided that nothing herein shall be construed as an authorization or right for any party to assign his rights or obligations hereunder.

         15. Entire Agreement. The entire understanding among the parties is set forth in this Agreement and this Agreement supersedes all prior agreements, whether oral or written, among the parties hereto.

         16. Governing Law. This is a Tennessee contract and its terms and provisions shall be governed by and construed in accordance with the laws of the State of Tennessee.

         17. Severability. If any term, covenant, condition or provision of this Agreement or the application hereto to any person or circumstance shall be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, condition or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby; and each term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         18. Notices. Any notices required to be given hereunder shall be in writing and shall be either delivered personally or mailed by U.S. certified mail, return receipt requested, to the parties at their respective last known addresses. Notices delivered personally shall be deemed to be given upon delivery and notices delivered by mail shall be deemed to be given three (3) days after the mailing thereof.

         19. Headings. The marginal notes used as headings for the various paragraphs of this Agreement are used only as a matter of convenience for reference,




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                  and are not to be construed as part of this Agreement or to be used in determining the intent of the parties hereto.

         IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be duly executed on the dates indicated below, effective as of the Date of Grant.

                                           PRIVATE BUSINESS, INC.


                                           By: ________________________________

                                           Title: _____________________________

                                           Date: ___________________, _________



                                           OPTIONEE:

                                           ____________________________________

                                           Date: ___________________, _________







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


                                    EXHIBIT 1

                           STOCK REDEMPTION AGREEMENT

         THIS STOCK REDEMPTION AGREEMENT (the "Agreement") is made and entered into on this _____ day of _____________, 199__, by and between _______________
______________________ ("Shareholder") and Private Business, Inc., a Tennessee corporation (the "Corporation").

         1. Recitals. The Shareholder is the owner of a portion of the issued and outstanding stock of the Corporation, and it is anticipated that the Shareholder may acquire additional shares of the Corporation's stock in the future. The Shareholder and the Corporation feel that it is in their best interests to impose certain restrictions upon the transfer of the Corporation's stock by the Shareholder (including the stock now owned by the Shareholder and all additional stock acquired by the Shareholder in the future) and to provide for the orderly disposition of the Corporation's stock upon certain contingencies, and they have therefore entered into this Agreement in consideration of the mutual covenants contained herein.

         2. General Restrictions on the Transfer of Stock. Except as otherwise permitted by the terms of paragraphs 3 and 4 of this Agreement, the Shareholder may not sell, offer to sell, pledge, hypothecate, or otherwise transfer or encumber any shares of stock of the Corporation now or hereafter owned by such Shareholder without the prior written consent of the Corporation.

         3. Restrictions on Transfers During Life. The Shareholder may not transfer or encumber by any method whatsoever any or all of the Shareholder's stock in the Corporation without first offering the same in writing to the Corporation at a price computed in accordance with paragraph 5 of this Agreement, which price shall be determined as if the Shareholder's employment with the Corporation had terminated on the date of the Shareholder's written offer. If the Corporation accepts such an offer to purchase stock, payment for such stock shall be made in accordance with the provisions of paragraph 6 of this Agreement. If this offer is not accepted by the Corporation within sixty (60) days after the receipt of the written offer, the Shareholder may transfer the Shareholder's stock to whomever the Shareholder wishes, provided that such transfer must be at a price and on terms which are not more favorable to the transferee than the price and terms upon which the stock was offered to the Corporation. If the Shareholder does not dispose of the offered shares within ninety (90) days after the expiration of the Shareholder's offer to the Corporation, then the Shareholder shall not thereafter transfer or encumber such shares unless the Shareholder first recomplies with the terms of this paragraph.








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         4.       Option to Redeem Stock Upon Shareholder's Termination of
                  Employment. At such time as the Shareholder ceases to be an employee of the Corporation, the Corporation shall have a period of thirteen months following the termination of employment of the Shareholder in which to elect to purchase all or any portion of the stock of the Corporation owned by the Shareholder. Should the Corporation elect to exercise said option, the closing of the transaction shall take place as soon after the Shareholder's termination of employment as is reasonably possible, and the purchase will be at the same price and upon the same terms as are provided for in paragraphs 5 and 6 of this Agreement.

         5. Purchase Price. The purchase price per share of any shares of stock of the Corporation purchased under the terms of this Agreement shall be determined as follows:

                  a. Termination of Employment for Reasons Other Than Cause. If the Shareholder's employment with the Corporation terminates for reasons other than cause (as hereinafter defined), then the purchase price per share of the stock purchased shall be the greater of
                           (i) the Shareholder's cost of such shares, or (ii) the following applicable percentage of the per share value of the Corporation's stock as valued from time to time by the Corporation's Board of Directors:

                                  Shareholder's Years
                                     of Employment               Applicable Percentage
                                     -------------               ---------------------

                            Less than 10                                  70%
                            More than 10, less than 11                    75%
                            More than 11, less than 12                    80%
                            More than 12, less than 13                    85%
                            More than 13, less than 14                    90%
                            More than 14, less than 15                    95%
                            More than 15                                 100%

                  b. Termination of Employment for Cause. If the Shareholder's employment with the Corporation terminates for cause (as hereinafter defined), then the purchase price of the stock purchased shall be _____________ percent (_____%) of the amount that would otherwise be payable under subparagraph 5(a) above.

                  c. Definition of Cause. For the purposes of this Agreement "cause" shall mean conduct determined by the Board of Directors of the Corporation to be detrimental to the best interests of the Corporation. The violation of any applicable noncompetition or confidentiality





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                           agreements with the Corporation or any of its
                           subsidiaries or affiliates shall be deemed to result in termination for cause for purposes of this Agreement, whether or not the Shareholder is employed by the Corporation at the time of such violation.

         6. Matter of Payment. When the Corporation purchases stock in accordance with the terms of this Agreement, payment for such stock shall be made as follows:

                  a.       Downpayment. ________________ percent (_____%) of the
                           purchase price of the shares being purchased shall be paid in cash at the closing.

                  b. Payment of Remaining Balance. The remaining balance of the purchase price shall be payable in sixty equal, consecutive monthly installments of principal and interest, with the first payment being due on the first day of the month following the month in which the closing occurs, and subsequent payments being due on the same day of each succeeding month thereafter until the note is paid in full. The payments shall be equal in amount and shall contain both principal and interest computed on the unpaid balance at the annual rate in effect under section 7520 of the Internal Revenue Code of 1986, as amended, during the month in which the closing occurs; provided, however, that in no event shall such rate exceed the maximum contract rate of interest permitted under applicable law. The obligation to make such deferred payments shall be evidenced by an unsecured promissory note executed by the Corporation's duly authorized officer substantially in the form of the note attached hereto as Exhibit A. The Corporation shall have the right to prepay such note in whole or in part at any time without penalty.

         7. Method of Transfer. At the time of the closing of any sale pursuant to the terms of this Agreement, the Shareholder (or the Shareholder's estate) shall surrender to the Corporation for cancellation certificates representing the Shareholder's shares, duly endorsed in blank, or accompanied by a duly executed stock power, in each case in proper form for transfer. The Shareholder (or the Shareholder's estate) shall also deliver a representation dated as of the date of the sale to the effect that the delivery of such shares of common stock will transfer good title to such shares, free and clear of all liens, charges, security interests, pledges or other encumbrances.

         8. Endorsement of Stock Certificates. Upon the execution of this Agreement, all certificates of stock owned by the Shareholder shall be surrendered to the Corporation and endorsed as follows:





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                           "THIS CERTIFICATE IS TRANSFERABLE ONLY UPON
                           COMPLIANCE WITH THE PROVISIONS OF A CERTAIN AGREEMENT DATED THE ______ DAY OF ______________________,
                           199__, BETWEEN THE CORPORATION AND
                           __________________, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION."

         9. Effect of Noncompliance. Any attempt to transfer or encumber shares of stock in the Corporation without complying with the terms of this Agreement shall be void and of no force or effect whatsoever. In the event that any party to this Agreement defaults in the performance of their obligations hereunder, then in any such event the non-defaulting party shall have the right to enforce this Agreement through a suit for specific performance or otherwise (including the right to obtain an injunction against the defaulting party). Nothing herein contained, however, shall be construed as prohibiting the non-defaulting party from pursuing any other remedies available at law or in equity for such breach or threatened breach. In the event it becomes necessary for any party to employ an attorney to enforce the provisions of this Agreement, the defaulting party shall be liable for reasonable attorneys' fees, court costs and expenses so incurred by the non-defaulting party.

         10. Covenants by Shareholder Regarding Corporation's Status as S Corporation. The Shareholder agrees that so long as the Corporation has not voluntarily revoked its election to be an S corporation for federal income tax purposes, the Shareholder will not take any actions that would cause a termination of the Corporation's election to be an S corporation. Any actions by the Shareholder in violation of this covenant shall be null and void.

         11. Binding Effect; Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, personal representatives and assigns; provided that nothing herein shall be construed as an authorization or right for any party to assign his rights or obligations hereunder.

         12. Entire Agreement. The entire understanding among the parties is set forth in this Agreement and this Agreement supersedes all prior agreements, whether oral or written, among the parties hereto.

         13. Governing Law. This is a Tennessee contract and its terms and provisions shall be governed by and construed in accordance with the laws of the State of Tennessee.

         14. Severability. If any term, covenant, condition or provision of this Agreement or the application thereto to any person or circumstance shall be determined




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

                  to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, condition or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby; and each term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         15. Notices. Any notices required to be given hereunder shall be in writing and shall be either delivered personally or mailed by U.S. certified mail, return receipt requested, to the parties at their respective last known addresses. Notices delivered personally shall be deemed to be given upon delivery and notices delivered by mail shall be deemed to be given three (3) days after the mailing thereof.

         16. Amendments. This Agreement may be amended at any time only by the written consent of all of the parties who are then bound by the terms hereof.

         17. Headings. The marginal notes used as headings for the various paragraphs of this Agreement are used only as a matter of convenience for reference, and are not to be construed as part of this Agreement or to be used in determining the intent of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                           PRIVATE BUSINESS, INC.

                                           By: _________________________________

                                           Its: ________________________________

                                           SHAREHOLDER



                                           _____________________________________





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



STATE OF TENNESSEE        )
COUNTY OF _______________ )

         Personally appeared before me, ________________________, a Notary Public, _______________________, with whom I am personally acquainted, and who acknowledged that __he executed the within instrument for the purposes therein contained.

         WITNESS my hand, at office, this _____ day of ______________, 199__.



                                             __________________________________
                                             Notary Public

My Commission Expires:

_____________________



STATE OF TENNESSEE        )
COUNTY OF _______________ )

         Personally appeared before me, ________________________, a Notary Public, _______________________, with whom I am personally acquainted, and who acknowledged that __he executed the within instrument for the purposes therein contained, and who further acknowledged that __he is the ___________________________ of Private Business, Inc., a Tennessee corporation, and is authorized by the corporation to execute this instrument on behalf of the corporation.

         WITNESS my hand, at office, this _____ day of ______________, 199__.



                                             __________________________________
                                             Notary Public

My Commission Expires:

_____________________

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


                                    EXHIBIT A

                                 PROMISSORY NOTE

$____________                  Nashville, Tennessee            ___________ ,____

         FOR VALUE RECEIVED, Private Business, Inc., a Tennessee corporation ("Maker"), promises to pay to the order of ______________________________
("Payee") the principal sum of _____________________________________________
($____________), together with interest on the unpaid balance at the rate of _______ percent (_____%) per annum. Interest and principal shall be payable in sixty (60) equal, successive monthly installments of ___________________________ ($____________), with the first such installment being due on _________________, and subsequent installments being due on the same day of each succeeding month thereafter until the indebtedness evidenced by this note is paid in full.

         It is agreed that if any installment is not paid when due, this note may be declared due and payable in full unless payment of such installment is made within ten (10) days after notice of such failure to pay has been given to the Maker by the Payee. The Payee may waive any default before or after the same has been declared and may restore this note to full force and effect without impairing the right to declare this note due for a subsequent default, this right being a continuing one.

         This note may be prepaid in whole or in part at any time without penalty, and if prepaid in part, then the remaining installments shall be reduced appropriately so that the remaining unpaid balance will be paid in equal quarterly payments containing both principal and interest.

         Demand, notice, presentment and protest are waived.

         In the event this note is placed in the hands of an attorney for collection, the Maker and any endorsers hereof agree to pay a reasonable attorney's fee and all court and other costs.


                                        PRIVATE BUSINESS, INC.



                                        By: ___________________________________
                                        Its: __________________________________




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